Exhibit 99.1

Contact:

Jonaé R. Barnes

Sr. Vice President, Investor Relations &

Corporate Communications

Sepracor Inc.

(508) 481-6700

SEPRACOR ANNOUNCES TENDER OFFER FOR
0% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2024

MARLBOROUGH, Mass., February 17, 2009 — Sepracor Inc. (Nasdaq: SEPR) today announced that it has commenced a tender offer to purchase for cash up to all $382,450,000 aggregate principal amount of its outstanding 0% Convertible Senior Subordinated Notes due 2024. The terms and conditions of the tender offer are set forth in the Offer to Purchase and the related Letter of Transmittal to be distributed to holders of notes and filed with the SEC as exhibits to Sepracor’s Schedule TO.

Sepracor is offering to purchase the notes at a price of $970 for each $1,000 of principal amount of notes tendered. The tender offer will expire at 12:00 Midnight, New York City time, at the end of the day on March 16, 2009, unless extended or earlier terminated pursuant to the terms of the tender offer. Payments of the purchase price for the notes validly tendered and not withdrawn on or prior to the expiration time and accepted for purchase will be made promptly after the expiration time. The tender offer will not be contingent upon any minimum number of notes being tendered. However, the tender offer will be subject to certain conditions.

Morgan Stanley & Co. Incorporated and Deutsche Bank Securities Inc. are the Dealer Managers for the tender offer. Global Bondholders Services Corporation is the Depositary for the tender offer. Holders with questions regarding the tender offer may contact Global Bondholder Services Corporation at (866) 857-2200 (toll-free) or (212) 430-3774 or the Dealer Managers: Morgan Stanley at (866) 818-4954 or Deutsche Bank Securities at (212) 250-5600. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal or other related documents should be directed to Global Bondholder Services Corporation at the numbers listed above.

None of Sepracor, its Board of Directors, the Dealer Managers or the Depositary is making any recommendations to holders of notes as to whether to tender or refrain from tendering their notes in the tender offer. Holders of notes must decide how many notes they will tender, if any.

This press release is for informational purposes only and does not constitute an offer to purchase nor a solicitation for acceptance of the offer described above. The tender offer is being made only pursuant to the Offer to Purchase, Letter of Transmittal and related materials that Sepracor will distribute to holders of notes after these documents are filed with the SEC as exhibits to its Schedule TO. Holders of notes should read carefully the Offer to Purchase, Letter of Transmittal and related materials because they contain important information, including the various terms of, and conditions to, the tender offer. After Sepracor files its Schedule TO and associated exhibits with the SEC, which it expects to do on or about February 17, 2009, holders of notes may obtain a free copy of the tender offer statement on Schedule TO, the Offer to Purchase, Letter of Transmittal and other documents that Sepracor will be filing with the SEC at the SEC’s web site at www.sec.gov or from the Depositary at the numbers listed above.

About Sepracor

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease by discovering, developing and commercializing innovative pharmaceutical products that are directed toward serving large and growing markets and unmet medical needs. Sepracor’s drug development program has yielded a portfolio of pharmaceutical products and candidates with a focus on respiratory and central nervous system disorders. Currently marketed products include LUNESTA® brand eszopiclone, XOPENEX® brand levalbuterol HCl Inhalation Solution, XOPENEX HFA® brand levalbuterol tartrate Inhalation Aerosol, BROVANA® brand arformoterol tartrate Inhalation Solution, OMNARIS™ brand ciclesonide Nasal Spray and ALVESCO® brand ciclesonide HFA Inhalation Aerosol. Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, including statements concerning Sepracor’s expectations regarding the terms of the tender offer and timing for filing its Schedule TO, Offer to Purchase and other tender offer documents and commencing and completing its tender offer for the notes. There can be no assurance that the tender offer will be completed or that it will not be amended or withdrawn.

LUNESTA, XOPENEX, XOPENEX HFA and BROVANA are registered trademarks of Sepracor Inc. OMNARIS is a trademark and ALVESCO is a registered trademark of Nycomed GmbH.

For a copy of this release or any recent release,

visit Sepracor’s web site at www.sepracor.com.

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